EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2006, except Note 6, as to which the date is October 3, 2007, accompanying consolidated financial statements included in the Annual Report of Tarrant Apparel Group on Form 10-K/A Amendment No. 2 for the year ended December 31, 2005. We hereby consent to the incorporation by reference in Registration Statements of Tarrant Apparel Group of our report dated March 15, 2006 relating to our audit of the consolidated financial statement and the financial statements schedule, included in and incorporated by reference in the Annual Report on Form 10-K/A Amendment No. 2 of Tarrant Apparel Group for the year ended December 31, 2005.


/s/ Singer Lewak Greenbaum & Goldstein LLP
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Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California
October 10, 2007